Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
UNCN HOLDINGS, INC.,
UNCN ACQUISITION CORP.
AND
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Dated as of January 7, 2007

(continued)

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EXHIBIT
Exhibit A                                          Press Release

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2007 (this “Agreement”), is made and entered into by and among UNCN HOLDINGS, INC., a Delaware corporation (“Parent”), UNCN ACQUISITION CORP., a Delaware corporation (“Acquisition”), and UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (“WCAS”), has provided the Company with an executed copy of its limited guarantee (the “Guarantee”); and
     WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE MERGER
     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “United Surgical Partners International, Inc.” (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the DGCL.

     1.2. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions at Closing) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions), at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, none of the parties hereto shall be required to close prior to the earlier of (i) a date during the Marketing Period (as hereinafter defined) specified by Parent on no less than three business days’ notice to the Company, (ii) the final day of the Marketing Period and (iii) the Termination Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
     1.3. Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).
     1.4. Effects of the Merger.
          (a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authorities of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
          (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
          (c) At the Effective Time, (i) the Second Amended and Restated Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be United Surgical Partners International, Inc., the provision in the Certificate of Incorporation of Acquisition naming its incorporator shall be omitted and the provisions relating to the Company’s registered agent and indemnification and advancement of expenses and exculpation from liability in the Second Amended and Restated Certificate of Incorporation shall be unchanged from that in effect as of the date hereof, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms and the DGCL, and (ii) the Amended and Restated Bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the Bylaws of Acquisition as in effect immediately prior to the Effective Time, except that the references to Acquisition’s name shall be replaced by references to United Surgical Partners International, Inc., and, as so amended, shall be the Bylaws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms, the Certificate of Incorporation of the Surviving Corporation and the DGCL.
ARTICLE II
EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES
     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition, the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), the holder of any shares of common stock, par value $.01 per share, of Parent, or the holder of any shares of common stock, par value $.01 per share, of Acquisition (“Acquisition Common Stock”):
          (a) Common Stock of Acquisition. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. For the avoidance of doubt, Excluded Shares shall not include any shares of Company Common Stock held in a rabbi trust for the benefit of any Company Plan (as hereinafter defined) (the “Rabbi Trust Shares”).
          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares (as hereinafter defined) shall be canceled and converted into the right to receive in cash an amount equal to $31.05 (the “Merger Consideration”).
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal right pursuant to the DGCL, each Dissenting Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.
          (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares, but including Rabbi Trust Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock (a “Certificate”) being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor in accordance with Section 2.2(b).
          (f) Certain Adjustments. In the event that after the date hereof and prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
     2.2. Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of such surrendered Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, cash sufficient to make all payments pursuant to Section 2.1(c) (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.
          (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company

Common Stock for the Merger Consideration as provided herein. Upon surrender to the Paying Agent of such Certificate or Certificates (or effective affidavits of loss in lieu thereof) and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to payment of an amount of cash (payable by check) equal to the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment is to be remitted to a Person other than the Person in whose name the Certificate surrendered for payment is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.
          (c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article II.
          (d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws.
          (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund, as directed by the Surviving Corporation; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.
(g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.
(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.
     2.3. Effect of the Merger on Company Stock Options; Restricted Shares and Company RSUs. (a) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Company’s equity-based compensation or stock option plans (collectively, the “Stock Plans”) shall use commercially reasonable efforts to take all actions necessary, and obtain any consents necessary, so that all outstanding options to acquire shares of Company Common Stock under the Stock Plans (the “Company Stock Options”) heretofore granted under any Stock Plan shall become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Reasonably promptly (but in no event more than five (5) days) after the Effective Time the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 2.3(a).
          (b) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Stock Plans shall use commercially reasonable efforts to take all actions necessary, and obtain any consents necessary, so that each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and, at the Effective Time, the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1(c).
          (c) At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Stock Plans shall use commercially reasonable efforts to take all actions necessary, and obtain any consents necessary, so that all outstanding (as determined by the Board of Directors of the Company or any committee administering each of the Stock Plans) restricted stock units (the “Company RSUs”) granted under any Stock Plan (except with respect to Company RSUs that the holders thereof and Parent shall have otherwise agreed) shall become fully vested at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU. Reasonably promptly (but in no event more than five (5) days) after the Effective Time the Surviving Corporation shall pay the holders of Company RSUs the cash payments specified in this Section 2.3(c).
          (d) The provisions of clause (a) of this Section 2.3 shall not apply to the Company’s Employee Stock Purchase Plan (the “Company ESPP”). The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP effective as of the Effective Time and all outstanding rights thereunder at the Effective Time. The offering period currently in effect as of the date of this Agreement shall end in accordance with the terms of the Company ESPP and the Board of Directors of the Company or any committee administering the Company ESPP shall use commercially reasonable efforts to take all actions necessary so that no new offering period begins prior to the Effective Time; provided that on the last day of the current offering period, each participant in the Company ESPP will be credited with the number of shares of Company Common Stock purchased for his or her account under the Company ESPP in respect of the offering period in accordance with the terms of the Company ESPP.
          (e) The Stock Plans shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no holder of a Company Stock Option, Restricted Share or Company RSU or any participant in any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.
          (f) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition that, except as set forth in the Company Disclosure Schedule delivered by the Company to Parent and Acquisition concurrently with entering into this Agreement (the “Company Disclosure Schedule”) or as disclosed in reasonable detail in the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement:
          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (with respect to jurisdictions that recognize the concept of good standing) and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws of the Company. As used in this Agreement, (i) “Company Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence (an “Effect”) that would have (A) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, other than, in either case, any Effect resulting from (1) any Effect affecting the United States economy or securities or financial markets generally, (2) any Effect affecting the industry of the Company and its Subsidiaries generally, (3) changes in United States generally accepted accounting principles (“GAAP”), (4) changes in any statute, law, ordinance, rule, regulation, Nasdaq Global Select Market or other stock exchange rule or listing requirement, permit or authorization (collectively, “Laws”), (5) the announcement of this Agreement or the pendency or consummation of the Merger and/or the other transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries, (6) the identity of Parent or any of its affiliates as the acquirer of the Company, (7) the failure by the Company to take any action prohibited by this Agreement, or compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent or Acquisition, or (8) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, unless, in the case of each of clauses (1), (2) and (4) above, such Effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants in the industry in which the Company and its Subsidiaries operate; (ii) “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held directly or indirectly by such party or (C) of which more than 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party, and (iii) “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.
          (b) Capital Structure.
          (i) The Company. The authorized capital stock of the Company consists of (A) 233,000,000 shares of common stock, par value $.01 per share, of which (1) 30,000,000 shares are designated as Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (2) 3,000,000 shares are designated as Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and (3) 200,000,000 shares are designated as Company Common Stock; and (B) 10,053,916 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of which (1) 31,200 shares are designated as Series A Redeemable Preferred Stock, par value $.01 per share, (2) 2,716 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share, (3) 20,000 shares are designated as Series C Convertible Preferred Stock, par value $.01 per share, and (4) 500,000 shares are designated as Series A Junior Participating Preferred Stock, par value $.01 per share (“Series A Junior Preferred Stock”). As of the close of business on December 31, 2006 (the “Capitalization Date”), 44,701,204 shares of Company Common Stock were issued and outstanding (including 55,748 Rabbi Trust Shares, 15,902 shares to be transferred to the Rabbi Trust upon finalization of certain bonus payments for 2006 and 701,880 Restricted Shares); no shares of Class A Common Stock, Class B Common Stock or Preferred Stock were issued and outstanding; 1,601 shares of Company Common Stock were held in the Company’s treasury; 3,296,248 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 871,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company RSUs; 200,812 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and there were outstanding rights (“Rights”) with respect to 44,701,204 one one-thousandths of a share of Series A Junior Preferred Stock of the Company under the Rights Agreement dated as of June 13, 2001 between the Company and First Union National Bank (the “Rights Agreement”). Section 3.1(b)(i) of the Company Disclosure Schedule sets forth, as of the date specified thereon, the number of Company Stock Options held by each holder thereof and the exercise price thereof. No bonds, debentures, notes or other indebtedness of the Company having any right to vote with the stockholders of the Company on matters submitted to the stockholders of the Company (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of

Company Common Stock issued upon the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding on the Capitalization Date. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights.
          (ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement, there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. The Company is not a party to any registration rights agreements, stockholders’ agreements or voting agreements.
          (iii) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, their respective jurisdictions of organization and the percentage of equity interests in each such Subsidiary held directly or indirectly by the Company. All outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company that are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable (it being acknowledged by the parties that the organizational documents of certain of the Subsidiaries include capital call provisions) and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of or equity interests in any Subsidiary of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. There are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement.
          (iv) Investments. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth on Section 3.1(b) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or other ownership interest or securities convertible into or exchangeable for capital stock or other equity interest in of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
          (v) Company Managed Facilities. Section 3.1(b) of the Company Disclosure Schedule contains a complete and accurate listing as of the date hereof of each Person with which the Company or a Subsidiary of the Company has entered into a management services or similar agreement to provide facility management and related services (each a “Company Managed Facility”) and the percentage of equity interests in each such Company Managed Facility held directly or indirectly by the Company.
          (c) Authority; No Violations; Consents and Approvals.
          (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon (such vote being hereinafter referred to as the “Required Vote”) (the “Company Stockholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of (x) the Company or (y) any of its Subsidiaries, (B) conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or the loss of any benefit under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or the creation of any Lien under (any of the foregoing, a “Violation”), any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease,

Company Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Managed Facility, is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders (as hereinafter defined) applicable to the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities, or their respective properties or assets, except, in the case of clauses (A)(y), (B) and (C) only, for any Violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, an “Order” shall mean any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”).
          (iii) No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (B) the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing of a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq Global Select Market listing requirements, (E) the filing by the Subsidiaries of the Company of CMS Form 855Bs and (F) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) Disclosure Documents. The Company has filed all reports, forms, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2004 (all such forms, reports, statements, certificates and other documents filed since December 31, 2004, with any amendments or supplements thereto, collectively, the “Company SEC Documents”), each of which as finally amended prior to the date of this Agreement, complied as to form in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as of the date filed with the SEC. None of the Company SEC Documents contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent and Acquisition true and complete copies of all comment letters received by the Company from the SEC since December 31, 2005, together with all written responses of the Company thereto. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments in such comment letters and none of the Company SEC Documents is the subject of any ongoing review by the SEC. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to the absence of notes and to year-end audit adjustments and any other adjustments described therein). The management of the Company has (i) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (e) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting (or at the time of any amendment or supplement thereof), or in the case of the Schedule 13E-3, on the date that it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition (or their respective affiliates) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
          (f) Compliance. The conduct by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities, of their respective businesses has been since December 31, 2003 and is in compliance with all applicable Laws (including the Sarbanes Oxley Act of 2002), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All billings by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities, pursuant to any third party payor arrangements have been made in compliance with all applicable Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has been no over-billing or over-collection by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities pursuant to any third party payor arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the third party payors with respect to such billings, except where such over-billings or over-collection would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (g) Company Permits. The Company and its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company, its Subsidiaries and the Company Managed Facilities (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities has notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or would reasonably be expected to result in a Violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such action or event that has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (h) Litigation; Inspections and Investigations, Etc. There is no claim, suit, action, arbitration, mediation, audit, investigation, inquiry or other proceeding of or before a Governmental Entity in any forum pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Facility or any Person that the Company, its Subsidiaries, or any Company Managed Facility has agreed to defend or indemnify in respect thereof (“Company Litigation”), except for any Company Litigation the resolution of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries or affecting any of their properties, assets or business operations, and, to the knowledge of the Company, there is no Order outstanding against any Company Managed Facility or affecting any of their respective properties, assets or business operations, in each case, the operation or effect of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (i) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation or other entity is a member (A) has duly filed with the appropriate taxing authority all tax returns, reports, declarations, estimates, information returns and statements, including any related schedules, attachments or other supporting information and including any amendment thereto (“Tax Returns”) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete; (B) has duly paid in full (or the Company has paid on its behalf) or made adequate provision in the Company’s accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied with all applicable Laws relating to the payment and withholding of taxes and has timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over; (ii) the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect adequate reserves for all taxes payable by the Company and its Subsidiaries with respect to all taxable periods and portions thereof ended on or before the period covered by such financial statements; (iii) no federal, state, local or foreign tax audits or other administrative proceedings or other court proceedings are currently pending with respect to the Company or any of its Subsidiaries; (iv) no deficiencies for any taxes have been proposed, asserted or assessed, or to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to any such audit or proceeding involving the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax Law that relates to the assets or operations of the Company or any of its Subsidiaries and that will be applicable to periods following the Closing; (vi) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes; (vii) to the knowledge of the Company, none of the Company or any of its Subsidiaries has any liability for the taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise; and (viii) none of the Company or any of its Subsidiaries (A) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement or (B) is a party to any “tax shelter” transaction that is reasonably likely to give rise to a penalty under Section 6662(d) of the Code. As used in this Agreement the term “taxes” includes all domestic or foreign federal, state or local income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, license and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax.

          (j) Pension and Benefit Plans; ERISA.
          (i) Section 3.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material plan, program, agreement or arrangement, including pension, health, disability, accident, medical, insurance, vacation or sick pay policy, fringe benefit plan, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, and any compensation, retention, change in control, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries (collectively, the “Company Employees”) or any of their dependents, or with respect to which the Company or any of its Subsidiaries has or may reasonably be likely to have any liability (such plans, programs, policies, agreements and arrangements, collectively, “Company Plans”).
          (ii) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof together with all amendments (or, if a plan is not written, a written description thereof) and, to the extent applicable, each of the following together with all amendments: (A) any related trust or custodial agreement or other funding instrument, (B) any insurance policy or administrative services agreement, (C) any investment management or investment advisory agreement, (D) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion letter), if any, received from the IRS, and non-discrimination testing results, (E) any summary plan description, employee handbook or similar employee communication, (F) any material notices, letters or other correspondence from the IRS or the Department of Labor (or any agency thereof) relating to the Company Plan, and (G) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports, if any.
          (iii) Except as has not had and as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations (including having all contributions or premium payments required to have been timely made or accrued in accordance with generally accepted accounting principles applied on a consistent basis).
          (iv) No Company Plan is, and neither the Company nor any of its Subsidiaries or any other entity that would be considered as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code (an “ERISA Affiliate”) has any liability or contributes with respect any Company Plan that is, (A) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (C) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, nor, to the Company’s

knowledge, has any event occurred nor does any circumstance exist that has given or could give rise to a liability of the Company or any ERISA Affiliate under Title I or Title IV of ERISA or Chapter 43 of the Code that would be reasonably likely to result in a Company Material Adverse Effect.
          (v) With respect to each Company Plan, no claim, suit, action, audit, investigation, inquiry or other proceeding (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of the Company, threatened, that would be reasonably likely to result in a Company Material Adverse Effect.
          (vi) Section 3.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each Company Plan under which the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement could reasonably be expected to (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (y) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.
          (vii) With respect to each Company Plan (other than any Company Plan maintained by a Governmental Entity) that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions used to fund such plan (to the extent permitted by Law) and (y) no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations.
          (viii) With respect to each Company Plan maintained by a Governmental Entity, the transactions contemplated by this Agreement will not subject the Company or any of its Subsidiaries to increased or accelerated funding obligations, except as would not reasonably be expected to have a Company Material Adverse Effect.
          (k) Absence of Certain Changes or Events. Since September 30, 2006, (i) each of the Company, its Subsidiaries and, to the knowledge of the Company, each of the Company Managed Facilities has conducted its business, in all material respects, only in the ordinary course of business consistent with past practice or as otherwise permitted pursuant to this Agreement, and (ii) there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or that would reasonably be expected to have, a Company Material Adverse Effect.
          (l) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in or reserved against in the Company’s financial statements (together with the related notes thereto) filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since September 30, 2006.
          (m) Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company each have received the written opinion (or oral opinion to be confirmed in writing) of J.P. Morgan Securities Inc. (the “Financial Advisor”) dated as of the date hereof to the effect that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates) is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially and adversely modified. True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Parent and Acquisition in connection with and prior to the execution of this Agreement by the parties.
          (n) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as hereinafter defined), (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted (“Environmental Permits”), (iii) neither the Company nor any of its Subsidiaries has received or is subject to, and none of their respective assets, properties, businesses or operations is subject to, any outstanding Order indicating that the Company or any of its Subsidiaries is liable for a violation of any Environmental Law nor, to the knowledge of the Company, do any facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by the Company or by any of its Subsidiaries (“Company Real Property”) that have resulted in a violation of any Environmental Law, and (iv) none of the Company Real Property has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site. As used in this Agreement, (i) the term “Environmental Law” means any applicable Law relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement, and (ii) the term “Hazardous Substances” means (1) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (2) any petroleum product or by-product, asbestos, polychlorinated biphenyls, radioactive material or toxic molds.

          (o) Vote Required. The Required Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby
          (p) Board Recommendation. The Board of Directors of the Company, acting upon recommendation of the Special Committee, at a duly held meeting has, by the vote of those directors present and not abstaining (i) determined that it is in the best interest of the Company and its stockholders (other than holders of shares of Company Common Stock that are affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Special Meeting.
          (q) Intellectual Property. (A) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
          (i) With respect to all patents, copyrights, trade secrets, trademarks, trade names, service marks, brand names, trade dress, domain names, urls, and all other proprietary intellectual property rights of any kind or nature, in any form, throughout the world (collectively, “Intellectual Property”) owned by the Company or one of its Subsidiaries or used or exploited in connection with its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the “Company Intellectual Property”) that is owned by the Company or a Subsidiary of the Company (“Company Owned Intellectual Property”), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on Section 3.1(q) of the Company Disclosure Schedule, free and clear of all Liens (other than licenses granted in the ordinary course of business), and has the sole right to use such Company Owned Intellectual Property in the continued operation of its respective business;
          (ii) With respect to each item of Company Intellectual Property other than Company Owned Intellectual Property (“Company Licensed Intellectual Property”), the Company or a Subsidiary of the Company has the right to use such Company Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property (with which terms all parties to which are in full compliance), all of which licenses or other agreements are, to the knowledge of the Company, valid and enforceable, binding on the Company or a Subsidiary of the Company, on the one hand, and, to the knowledge of the Company, all the other parties thereto, on the other hand, and are in full force and effect; and no Person has advised the Company or any Subsidiary of the Company in writing of any claimed Violation of the terms of any such licenses or agreements;
          (iii) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and the use or exploitation of any Company Intellectual Property does not conflict with, infringe upon, violate or constitute a misappropriation of any right, title, interest or goodwill in any Intellectual Property of any other Person, and no Person has advised the Company or any of its Subsidiaries that the conduct of such business or the use or exploitation of any Company Intellectual Property constitutes such a conflict, infringement, violation, interference or misappropriation;
          (iv) To the knowledge of the Company, there has been no conflict, infringement, violation, interference or misappropriation of any Company Intellectual Property by any other Person;
          (v) The Company its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities have each taken reasonable steps, in accordance with normal practice for its industry, (i) to maintain the confidentiality of trade secrets, patient and other personal data, and any other confidential Company Intellectual Property and (ii) to prevent unauthorized access to trade secrets, patient and other personal data, and any other confidential Company Intellectual Property.
          (vi) The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities are in compliance with all applicable laws regarding the reception, use, maintenance and disclosure of personal and patient data.
          (B) Section 3.1(q)(B) of the Company Disclosure Schedule contains a complete and accurate listing of all Company Owned Intellectual Property that is registered (and all applications for registration) and all other Company Intellectual Property (other than trade secrets) that is material to the assets, properties, business, operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole.
          (r) Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or a Subsidiary thereof has good, valid and marketable title to all real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”) and all other material assets owned by the Company and its Subsidiaries, in each case, free and clear of all Liens, except Permitted Liens (as hereinafter defined); (B) there are no leases, subleases, occupancy agreements, options to purchase or rights of first refusal with respect to the Company Owned Real Property; (C) each Company Owned Real Property has direct access to a public road and utilities and services adequate for the operation of each facility provided via public roads or permanent irrevocable easement benefiting such property; (D) the Company or one of its Subsidiaries has a good and valid leasehold interest in each real property leased by the Company and its Subsidiaries (the “Company Leased Property”); (E) to the Company’s knowledge, (1) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (2) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and of the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of, any default (or any condition or event, which, after notice or a lapse of time or both could constitute a default thereunder), and (3) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder or mortgaged or otherwise encumbered any interest in any such lease or leasehold; and (F) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings with respect to the Company Owned Real Property or the Company Leased Real Property. As used in this Agreement, the term “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (vi) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate.
          (s) Insurance. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities are covered by valid and currently effective insurance policies issued in favor of the Company, its Subsidiaries and the Company Managed Facilities that are customary in all material respects for companies of similar size and financial condition in the Company’s industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company, any of its Subsidiaries or any of the Company Managed Facilities that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.
          (t) Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) none of the employees of the Company or its Subsidiaries is represented by a union and, to the knowledge of the Company, no union organizing efforts have been conducted or threatened since December 31, 2005 or are being conducted or threatened, (B) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor contract, and (C) there is no pending and to the knowledge of the Company, there is no threatened strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.
          (u) Contracts. (A) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, commitment, lease, license, arrangement, instrument or obligation, whether written or oral (a “Contract”), (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a capital lease or contract or commitment relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), in each case, in excess of $1,000,000; (iii) with any Governmental Entity other than those entered into in the ordinary course of business; (iv) that would (1) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to compete in any line of business or with any Person or in any geographic area or during any period of time from and after the Effective Time, (2) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (3) limit or purport to limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, or (4) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to market or co-market any products or services of a third party, in each of clauses (1) – (4), except for any such Contract that may be canceled by the Company without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less; (v) with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $20,000,000; (vi) which is reasonably likely to involve aggregate annual payments by or to the Company or any Subsidiary of the Company of more than $20,000,000; (vii) that is a joint venture with a third party related to the provision of services by the Company which joint venture would be terminable by such third party upon, or as a consequence of, the consummation of the transactions contemplated by this Agreement; or (viii) all other Contracts the termination or cancellation of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Contract described in clauses (i) through (viii) is referred to herein as a “Material Contract.”
          (B) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default under (x) any Material Contract or (y) any other Contract that is a management or other similar and related agreement or other Contract between or among Company Managed Facilities or any affiliates thereof, on the one hand, and the Company or any Subsidiaries of the Company, on the other hand (such other Contracts described in this clause (y), the “Management Contracts”), (ii) to the knowledge of the Company, none of the other parties to any such Material Contract or Management Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract or Management Contract whether as a termination or cancellation for convenience or for default of the Company or any Subsidiary thereunder.
          (v) Affiliate Contracts and Affiliated Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than Company Managed Facilities or its joint ventures with hospitals existing as of the date hereof), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          (w) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a “Distribution Date” (as defined in the Rights Agreement), (iii) consummation of the Merger shall not result in WCAS, Parent, Acquisition or their respective spouses, associates, affiliates, general partners and limited partners or Subsidiaries being an “Acquiring Person” (as defined in the Rights Agreement), result in the occurrence of a “Shares Acquisition Date” (as defined in the Rights Agreement) or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement and the Rights will expire immediately prior to the Effective Time.
          (x) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company or its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary (i) such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement and (ii) to approve WCAS, Parent, Acquisition and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming “interested stockholders” (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.
          (y) No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Acquisition acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the Company Managed Facilities or with respect to any other information provided to Parent or Acquisition in connection with the transactions contemplated hereunder. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition or any other Person resulting from the distribution to Parent or Acquisition, or Parent’s or Acquisition’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless any such information is expressly included in a representation or warranty contained in this Agreement.
     3.2. Representations and Warranties of Parent and Acquisition. Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:
          (a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as hereinafter defined). Parent owns beneficially and of record all of the outstanding capital stock of Acquisition free and clear of all Liens (other than Liens created pursuant to the Debt Financing (as hereinafter defined)).
          (b) Authority; No Violations; Consents and Approvals.
          (i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not (A) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition, (B) conflict with, or result in any Violation of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(b)(iii) have been obtained and all filings and obligations described in Section 3.2(b)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders applicable to Parent or Acquisition or their respective properties or assets, except, in the case of clauses (B) and (C) only, for any Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Acquisition to perform its obligations under this Agreement (a “Parent Material Adverse Effect”).
          (iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, (B) the applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3 relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws, and (E) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
          (c) Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, and none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company (or any of its affiliates) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
          (d) Litigation. As of the date hereof, there are no suits claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent, Acquisition or any other of its Subsidiaries, if any, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries are subject to any Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
          (e) Ownership of Company Common Stock. As of the date of this Agreement, none of Parent, Acquisition or their respective controlled affiliates owns, directly or indirectly, beneficially or of record, any shares of Company Common Stock and none of Parent, Acquisition or their respective controlled affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.
          (f) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on December 29, 2006 solely for the purpose of engaging in the transactions contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any obligations or liabilities or engaged in any business activities.
          (g) Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Acquisition (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Acquisition necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
          (h) Financing. Parent has received a fully executed commitment letter, dated as of the date hereof (the “Debt Commitment Letter”) from Citigroup Global Markets Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) senior secured debt financing and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of senior subordinated notes, bridge financing in the form of senior subordinated increasing rate bridge loans, in each case, in the amounts set forth therein (such financing described in the Debt Commitment Letter, the “Debt Financing”). In addition, Parent has received the fully executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letter, the “Financing Letters”), dated as of the date hereof from WCAS and WCAS Capital Partners IV, L.P. (“WCAS CP IV”), respectively, pursuant to which WCAS and WCAS CP IV have committed, subject to the terms and conditions set forth in the respective Equity Commitment Letters, to provide to Parent cash in the amounts set forth therein in exchange for shares of capital stock (and in the case of, WCAS CP IV, senior subordinated notes) of Parent (such amounts provided in exchange for shares of capital stock of Parent, the “Equity Financing” and together with the Debt Financing and the other amounts described in the Equity Commitment Letters, the “Financing”). True and complete copies of the Financing Letters have been furnished to the Company. As of the date of this Agreement, (i) none of the Financing Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Each of the Equity Commitment Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Acquisition and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Equity Commitment Letters and neither Parent nor Acquisition has any reason to believe that it will be unable to satisfy by the Termination Date any term or condition of closing to be satisfied by it contained in the Equity Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquisition under any term or condition of the Debt Commitment Letters. As of the date of this Agreement, neither Parent nor Acquisition has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in the Financing Letters. Parent has fully paid any and all commitment fees or other fees incurred in connection with the Financing Letters that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement and any fees and expenses payable under the Equity Commitment Letters.

          (i) Solvency. As of the Effective Time, assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (or waiver of such conditions) and (ii) that the representations and warranties of the Company contained in this Agreement (and the bring down thereof in any certificate delivered by the Company pursuant to Section 6.2(a)) are true and correct in all respects (without giving effect to any knowledge, materiality, Company Material Adverse Effect or similar qualifier), and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in the Debt Financing Letters and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent (as hereinafter defined). For the purposes of this Section 3.2(i), the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
          (j) Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee executed by WCAS. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of WCAS, enforceable in accordance with its terms.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1. Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement (including Section 4.2) or (ii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to:
          (a) carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted; and
          (b) use reasonable best efforts to (i) preserve substantially intact its business organization and goodwill, (ii) retain the services of its officers and key employees and (iii) preserve intact its relationships with customers, suppliers and Persons with which the Company or its Subsidiaries have significant business relationships.

     4.2. Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement, (ii) as required by Law or (iii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than cash dividends and distributions by any Subsidiary of the Company to the equity holders of such Subsidiary on a pro rata basis in the ordinary course of business), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock or other equity interests of the Company or any of its Subsidiaries, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iii) except (A) as required pursuant to Material Contracts existing as of the date hereof to which the Company or any of its Subsidiaries is a party or (B) the purchase or redemption of equity interests of the Company’s Subsidiaries in the ordinary course of business consistent with past practice, purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company or any of its Subsidiaries, or set aside funds therefor (except for the acquisition of shares of Company Common Stock tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay taxes in connection with the exercise of Company Stock Options or the lapse of restrictions in respect of Restricted Shares or the settlement of Company RSUs, in each case, pursuant to and to the extent permitted by Company Plans);
          (b) Except for (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, the settlement of Company RSUs or in connection with other stock-based awards outstanding as of the date hereof, in each case in accordance with the terms of any Company Plan or the Company ESPP, (B) issuances in accordance with the Rights Plan, (C) as required pursuant to Material Contracts existing as of the date hereof to which the Company or any of its Subsidiaries is a party, (D) in connection with the hiring of any new employees at the Company, any Subsidiary of the Company or any Company Managed Facility consistent with past practices, (E) issuances of equity interests in Subsidiaries of the Company to physician investors in the ordinary course of business consistent with past practice, or (F) the issuances of Rabbi Trust Shares pursuant to the terms of the Company’s Deferred Compensation Plan, (i) issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option, Restricted Share or Company RSU) or any Company Plan other than as required pursuant to Section 2.3 hereunder;
          (c) amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents), except for amendments to any such organizational documents of Subsidiaries of the Company that are entered into in the ordinary course of business consistent with past practice;

          (d) (i) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, other than (A) for acquisitions, pursuant to Material Contracts existing as of the date hereof, of interests in Subsidiaries, Company Managed Facilities or any other Person in which the Company or any of its Subsidiaries or any joint ventures to which either is a party and has an interest as of the date hereof, (B) for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or as required by Material Contracts existing as of the date hereof or (C) for acquisitions having a value of less than $20,000,000 in the aggregate, (ii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than (A) loans or advances to, or investments in, Subsidiaries of the Company, Company Managed Facilities or any other Person in which the Company or any of its Subsidiaries or any joint ventures to which either is a party existing on the date of this Agreement in the ordinary course of business consistent with past practice or pursuant to Material Contracts with any such Person in effect as of the date hereof or (B) extensions of credit from the Company to its Subsidiaries on arms’ length terms in the ordinary course of business consistent with past practice, or (iii) consummate any acquisitions contemplated by the Master Purchase Agreement entered into as of December 30, 2005, by and among the Company and the other parties thereto;
          (e) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its assets, other than (A) sales of inventory and other assets in the ordinary course of business consistent with past practice or as required by Material Contracts existing as of the date hereof, (B) sales of equity interests in Persons in which the Company or its Subsidiaries own an equity interest to health systems or other joint venture partners in the ordinary course of business consistent with past practice, or (C) other dispositions so long as the aggregate value of all assets so disposed does not exceed $20,000,000;
          (f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution (other than with respect to immaterial Subsidiaries of the Company);
          (g) except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Company Plan existing on the date of this Agreement, (i) grant to any current or former director, officer, key employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant (provided, however, that the Company or any of its Subsidiaries may enter into severance agreements with employees (other than employees who are directors or officers or key employees of the Company or any of its Subsidiaries) in the ordinary course of business consistent with past practice) or (iii) establish, adopt or become obligated under any new Company Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Company Plan or arrangement in existence on the date hereof;
          (h) (i) assume, incur, endorse or guarantee any indebtedness for borrowed money, other than (A) in connection with drawdowns in the ordinary course of business with respect to existing credit facilities that are Material Contracts existing as of the date hereof, (B) in connection with the refinancing of indebtedness of Subsidiaries of the Company outstanding under instruments existing on the date hereof on terms no less favorable to the Company than the terms of such indebtedness being refinanced (provided that the amount of indebtedness outstanding under such instruments following such refinancing shall not be greater than the amount of outstanding indebtedness being so refinanced), (C) in respect of indebtedness between the Company and one of its Subsidiaries, on the one hand, and any of its other Subsidiaries, on the other hand, or (D) indebtedness not in excess of $10,000,000 in the aggregate, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) endorse or guarantee any other obligations of any other Person, except as required pursuant to Material Contracts existing as of the date hereof or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;
          (i) other than as required by SEC guidelines or GAAP, revalue any material assets or make any material changes with respect to accounting policies, procedures and practices or to change its fiscal year;
          (j) settle or compromise any pending or threatened claims, litigations, arbitrations or other proceedings (A) involving potential payments by the Company or any of its Subsidiaries (not otherwise covered by insurance) of more than $1,000,000 in the aggregate, (B) that admit liability or consent to non-monetary relief such as to prohibit or materially prevent the Company and its Subsidiaries from operating their business as they have historically, or (C) the settlement or compromise of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
          (k) waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party, except for (i) waivers or modifications of any standstill provisions contained in any such agreement, (ii) modifications to any such agreement existing on the date hereof which cause such agreement to qualify as an Acceptable Confidentiality Agreement (as hereinafter defined) and (iii) to the extent such an agreement is an Acceptable Confidentiality Agreement as of the date hereof, modifications to such agreement which do not cause such agreement to no longer qualify as an Acceptable Confidentiality Agreement;
          (l) except in a manner consistent with past practice or as required by Law (i) make or rescind any material tax election, (ii) settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy, in each case relating to a material amount of taxes or (iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes;
          (m) enter into any new line of business;
          (n) make any capital expenditures, except for (i) capital expenditures specifically contemplated by the Company’s 2007 budget as made available to Parent and Acquisition prior to the date of this Agreement or (ii) any other capital expenditures which do not exceed $3,000,000 in the aggregate;
          (o) enter into any Contracts of the type described in Section 3.1(u)(A)(iv);

          (p) modify, amend, cancel or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;
          (q) (i) except to the extent that the Board of Directors of the Company deems necessary in connection with the entering into of a Permitted Alternative Agreement (as hereinafter defined) in compliance with the provisions of this Agreement, redeem the Rights, or amend or modify or terminate the Rights Agreement, (ii) permit the Rights to become nonredeemable at the redemption price currently in effect (other than as a result of a third party becoming an Acquiring Person (as defined in the Rights Agreement) or otherwise triggering a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement)), or (iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the “Beneficial Owner” (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person; or
          (r) agree to or make any commitment, whether orally or in writing, to take any actions prohibited by this Section 4.2.
     4.3. Conduct of Business of Parent and Acquisition Pending the Merger. Each of Parent and Acquisition agrees that, from the date of this Agreement to the Effective Time, it shall use reasonable best efforts to not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Acquisition to consummate the Merger or other transactions contemplated by this Agreement.
     4.4. No Control of Other Party’s Business. Except as expressly provided herein, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1. Access to Information; Confidentiality.
          (a) During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including prospective lenders involved in the Financing or any Alternative Financing (as hereinafter defined) (and their officers, employees, counsel and advisors)), during normal business hours, reasonable access, consistent with applicable Law, to all of the Company’s and its Subsidiaries’ properties, books, records, leases, contracts, commitments, officers and employees as such Persons may from time to time reasonably request. In addition, the Company shall use its reasonable best efforts to provide such Persons, if so requested, with reasonable access to its accountants, counsel and other representatives. Notwithstanding the foregoing, Parent and the prospective lenders shall use their reasonable best efforts to conduct any such investigation or consultation in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. It is agreed that the parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the previous sentence apply. The Confidentiality Agreement dated October 4, 2006 between WCAS and the Company (the “Confidentiality Agreement”), has applied and shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.
          (b) During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly make available to the Company (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) such other information concerning its business, properties and personnel as may be reasonably requested.
     5.2. No Solicitation.
          (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on February 17, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
          (b) Subject to Sections 5.2(c), 5.2(d) and 5.2(e), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their Representatives, and shall be responsible for any non-compliance with the following provisions by any of the foregoing, to, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (B)

accept a Company Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (C) exempt any Person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. Subject to Sections 5.2(c), 5.2(d) and 5.2(e) and except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date and with respect to which the requirements of Sections 5.2(c)(i), (ii) and (iii) have been satisfied as of the No-Shop Period Start Date (any such Person submitting such a Company Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Board of Directors of the Company or the Special Committee no later than the later of (i) the No-Shop Period Start Date and (ii) the business day following the date on which the Company received such Excluded Party’s written Company Acquisition Proposal (it being understood, that following the No-Shop Period Start Date until such time as the Board of Directors of the Company or the Special Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 5.2(c)), on the No-Shop Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal. The Company shall promptly inform its Subsidiaries and its and their Representatives of the obligations under this Section 5.2(b).
          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to obtaining Company Stockholder Approval, (i) the Company has received a written Company Acquisition Proposal from a third party not solicited in violation of this Section 5.2 that the Board of Directors of the Company or Special Committee determines in good faith to be bona fide, (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company or the Special Committee determines in good faith that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.2(c), prior to obtaining Company Stockholder Approval, the Company shall be permitted to take any actions described in clauses (x) and (y) of the foregoing sentence with respect to any Excluded Party. Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law. Within 48 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Company Acquisition Proposal received from any Excluded Party.
          (d) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof that the stockholders of the Company adopt this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (A) and (B) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change (regardless of whether or not in connection with a Company Acquisition Proposal) if the Board of Directors (or the Special Committee, as applicable) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. In addition, notwithstanding anything to the contrary in this Agreement, the Company shall not be prohibited from entering into a Permitted Alternative Agreement (as hereinafter defined) in accordance with and subject to Section 5.2(e).
          (e) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining Company Stockholder Approval, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company or the Special Committee determines in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company or the Special Committee may (x) effect an Adverse Recommendation Change and/or (y) cause the Company to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Permitted Alternative Agreement”) if the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that the failure to take such action could violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee (as hereinafter defined) payable pursuant to Section 5.3(b); and provided, further, that on or after 12:01 a.m. (EST) on January 23, 2007, the Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless: (i) the Company shall have provided prior written notice to Parent and Acquisition, at least five days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change in response to such Superior Proposal or enter into such a Permitted Alternative Agreement, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (ii) prior to effecting such Adverse Recommendation Change or entering into such a Permitted Alternative Agreement, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Acquisition in good faith (to the extent Parent and Acquisition desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Acquisition and to comply with the requirements of this Section 5.2(e) with respect such new written notice, except that the Notice Period shall be reduced to three business days.
          (f) From and after the No-Shop Period Start Date, the Company shall (i) keep Parent generally informed on a current basis (and in any event, within 48 hours of any such material development) of the status of and material developments respecting any inquiries, proposals and/or negotiations (including the identity of each Person making any such inquiry, solicitation or proposal and a summary of the material terms and price in respect of any Company Acquisition Proposal), and (ii) provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) (other than an Adverse Recommendation Change with respect to which the Company has provided notice to Parent pursuant to Section 5.2(e)) (it being understood that the Company shall not be entitled to take any of such actions described in Section 7.1(f) unless and until it provides Parent not less than two business days notice of such proposed action). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.
          (g) As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.
          (h) As used in this Agreement, “Superior Proposal” means a Company Acquisition Proposal that the Board of Directors of the Company or the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel, and after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal as it deems relevant), (A) would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby and (B) is capable of being, and is reasonably likely to be, completed; provided that for purposes of the definition of “Superior Proposal”, the references to

“15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.
          (i) As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement.
     5.3. Fees and Expenses.
          (a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with the Proxy Statement and the Schedule 13E-3 related to the transactions contemplated hereby.
          (b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Parent or the Company under Section 7.1(c), 7.1(d) or 7.1(h) if, but only if (in the case of termination under Section 7.1(c), Section 7.1(d) or Section 7.1(h) only) (A) a proposed Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding Company Common Stock shall have been (x) communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date (as hereinafter defined) and not withdrawn prior to the Termination Date, in the case of a termination under Sections 7.1(c) or 7.1(d), or (y) publicly announced prior to the Special Meeting and not withdrawn prior to the Special Meeting, in the case of a termination under Section 7.1(h) and (B) within twelve months after such termination pursuant to 7.1(c), 7.1(d) or 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding Company Common Stock (the “Subsequent Transaction”), then the Company shall pay to WCAS Management Corporation (“WCAS Management”), the Termination Fee (less the amount of any Parent Expenses (as hereinafter defined) previously paid to WCAS Management by the Company, in the case of termination pursuant to Section 7.1(h)) in cash, by wire transfer of immediately available funds to an account designated by WCAS Management.
          (c) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.1(c) and (x) all of the conditions set forth in Sections 6.1 and 6.2 were satisfied or waived on the Termination Date (other than the delivery of the officers’ certificates referred to in Sections 6.2(a) and 6.2(b)) and (y) the last day of the Marketing Period has occurred, (ii) Section 7.1(e)(ii) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Sections 6.1 and 6.2 (excluding the delivery of the officers’ certificates referred to in Sections 6.2(a) and 6.2(b)) not to be satisfied on or prior to the Termination Date, or (iii) Section 7.1(i), then Parent shall pay, or cause to be paid, to the Company the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by the Company.

          (d) In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h) under circumstances in which the Termination Fee is not payable at the time of such termination pursuant to this Section 5.3, then the Company shall reimburse WCAS Management as promptly as practicable (but in any event within two business days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its affiliates after October 4, 2006 and prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that in no event shall the amount of Parent Expenses to be reimbursed by the Company hereunder exceed $5,000,000. Notwithstanding anything in this paragraph (d) to the contrary, the existence of circumstances that could require the Termination Fee to become subsequently payable by the Company pursuant to Section 5.3(b)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 5.3(d) and the payment by the Company of the Parent Expenses pursuant to this Section 5.3(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 5.3(b)(iii) except to the extent indicated in this Section 5.3. Any Parent Expenses reimbursed by the Company pursuant to this Section 5.3(d) shall be made in cash, by wire transfer of immediately available funds to an account designated by WCAS Management.
          (e) The Company shall pay the Termination Fee to WCAS Management (x) in the case of a termination pursuant to Section 7.1(g), on the day of termination of this Agreement, (y) in the case of a termination pursuant to Section 7.1(f), as promptly as possible (but in any event within two business days) following termination of this Agreement or (z) in the case of a termination referred to in Section 5.3(b)(iii), on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in Section 5.3(b)(iii)(B). Parent shall pay or cause to be paid the Termination Fee to the Company in accordance with Section 5.3(c) as promptly as possible (but in any event within two business days) following such termination of this Agreement.
          (f) In the event that the Company shall fail to pay the Termination Fee and/or the Parent Expenses required pursuant to Section 5.3(b) or 5.3(d) when due or Parent shall fail to pay the Termination Fee required pursuant to Section 5.3(c) when due, the Termination Fee and/or Parent Expenses then due shall accrue interest for the period commencing on the date such amount or amounts were due, at a rate equal to the rate of interest publicly announced by Citibank N.A., in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if the Company shall fail to pay the Termination Fee and/or Expenses when due or Parent shall fail to pay the Termination Fee when due, the Company or Parent, as the case may be, shall also pay to such other party all of such other party’s costs and expenses (including attorneys’ fees and expenses) in connection with efforts to collect the Termination Fee and/or Parent Expenses, as the case may be. The Company and Parent acknowledge that the Termination Fee, the reimbursement of Parent Expenses and the other provisions of this Section 5.3 are an integral part of the Merger and that, without these agreements, neither the Company nor Parent would have entered into this Agreement
          (g) For purposes of this Agreement, “Termination Fee” means (i) $14,700,000, in the event that the Agreement is terminated by (A) the Company pursuant to Section 7.1(g) in order to enter into a Permitted Alternative Agreement with an Excluded Party or (B) Parent pursuant to Section 7.1(f) in a circumstance in which the event giving rise to the right of termination is based on an Adverse Recommendation Change having occurred in response to a Superior Proposal by an Excluded Party, (ii) $29,300,000, in the event that the Termination Fee is payable by Parent pursuant to Section 5.3(c)(i) or 5.3(c)(iii) and (iii) $42,500,000 in all other circumstances.
     5.4. Brokers or Finders.
          (a) The Company represents, as to itself, and its Subsidiaries, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm. The Company has disclosed to Parent all material terms of the engagement of the Financial Advisor, including the amount of such fees and any “tail” provisions.
          (b) Parent and Acquisition represent that no agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Acquisition is or will be entitled to receive from the Company any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition except in the event that the Merger is consummated, as set forth in the Financing Letters.
     5.5. Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnitee’s service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnitee at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.
          (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnitees than are presently set forth in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnitees.
          (c) The Surviving Corporation shall either (i) obtain and maintain “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, to the extent available covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies or (ii) maintain such type of insurance (the “D&O Insurance”) for a period of six years after the Effective Time, in each case in amount and scope, and on other terms no less advantageous in the aggregate to such Indemnitees than such existing insurance (copies of which policies have been made available to Parent and Acquisition); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be $722,000 (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 300% of the Current Premium.
          (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including by dissolution), proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.5.
          (e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (wither arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
          (f) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation and the Indemnitees, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.
     5.6. Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement.
          (b) Prior to the Effective Time, the Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives (including auditors, attorneys, advisors and other professionals) to provide, all cooperation in connection with the arrangement of the Debt Financing or Alternative Financing as may be reasonably requested by Parent or Acquisition, including (i) participation in a reasonable number of meetings, drafting sessions, due diligence, road shows and other presentations, including presentations with rating agencies, (ii) furnishing Parent, Acquisition and their financing sources with, as soon as such financial statements, financial and other information becomes available, all financial statements, financial and other pertinent information regarding the Company, its Subsidiaries and its and their respective businesses and properties as may be reasonably requested by Parent in connection with the Debt Financing or Alternative Financing and as customarily included in offering circulars or memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offerings of debt securities contemplated by the Debt Financing or Alternative Financing at the time during the Company’s fiscal year such offerings will be made, including all historical and pro forma financial statements and financial data of the type and form required by Regulation S-K and Regulation S-X under the Securities Act that is customarily included in offering circulars or memoranda relating to private placements under Rule 144A promulgated under the Securities Act and audits thereof to the extent so required (which audits shall be unqualified) (the “Required Financial Information”), (iii) assisting Parent, Acquisition and their financing sources in (A) the preparation of offering documents, private placement memoranda, prospectuses, bank information memoranda and similar documents in connection with any portion of the Debt Financing or Alternative Financing, (B) the preparation of materials for lender and rating agency presentations, and (C) the compliance with requirements of rating agencies, (iv) facilitating the pledging of collateral, including obtaining appraisals, financial analyses, surveys, and title insurance as reasonably requested by Parent, (v) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to (A) evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that no right of any lender, nor obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time); and (vi) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, ratings from rating agencies and such other matters as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses or liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. The Company hereby consents to use of its and its Subsidiaries logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Acquisition or their Representatives pursuant to this Section 5.3(b) shall be kept confidential in accordance with the Confidentiality Agreement.
          (c) Parent and Acquisition shall use reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the Marketing Period and the Termination Date on the terms and conditions described in the Debt Commitment Letter, including their reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including the related flex provisions) or on other terms and conditions no less favorable to Parent and Acquisition, including with respect to conditionality (as determined in the reasonable judgment of Parent), (ii) maintain in effect the Financing commitments, (iii) satisfy all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letters), and (iv) consummate the Financing at or prior to the Closing. In the event that (i) all closing conditions contained in Article VI shall have been satisfied or waived (other than with respect to the delivery of officer’s certificates), (ii) any Debt Financing comprised of high yield debt securities shall not be capable of being consummated by the last day of the Marketing Period, and (iii) any Debt Financing comprised of interim or bridge financing to such high yield debt securities is available on the terms and conditions set forth in the Debt Commitment Letter, then Parent and Acquisition shall use the proceeds of such interim or bridge financing to replace such high yield financing no later than the last day of the Marketing Period. If any portion of the Debt Financing becomes unavailable on the terms and conditions described in the Debt Commitment Letter, then Parent and Acquisition shall use their reasonable best efforts to obtain alternative financing in an amount necessary to replace any such unavailable Debt Financing (such alternative financing, “Alternative Financing”) as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period; provided, that Parent and Acquisition shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate not materially less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Debt Commitment Letter (as determined in the reasonable judgment of Parent). Parent shall give the Company prompt written notice of any material breach by any party of any of the Financing Letters of which it has knowledge or any termination of any of the Financing Letters. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing. Neither Parent nor Acquisition shall, without the prior written consent of the Company, agree to or permit any amendment of any of the conditions to the Financing as set forth in the Financing Letters or the definitive agreements relating to the Financing (it being understood that Parent and Acquisition may amend, restate, modify, supplement or replace the Financing Letters to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments due to such additions and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments). Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Letters may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Letters”) which replace existing Debt Financing Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters (a) shall not expand upon the conditions precedent to the Financing as set forth in the Debt Financing Letters in any material respect, (b) shall not reasonably be expected to delay the Closing, (c) shall not increase the indebtedness to be incurred pursuant the Debt Financing by more than 10% of the amount of indebtedness to be incurred as contemplated by the Debt Financing Letters delivered on the date hereof and (d) are no less favorable to Parent, the Surviving Corporation or Acquisition in any material respect than the terms set forth in the Debt Financing Letters. In such event, the term “Debt Financing Letters” as used herein shall be deemed to include the Debt Financing Letters that are not so superseded at the time in question and the New Financing Letters to the extent then in effect. For purposes of this Agreement, the “Marketing Period” shall mean the first period of 20 consecutive business days after the date hereof (A) throughout which

(1) Parent shall have the Required Financial Information, (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 20 business day period, and (3) the applicable auditors shall not have withdrawn their audit opinions for any applicable Required Financial Information, and (B) at the end of which the conditions set forth in Section 6.1 shall be satisfied; provided that if the financial statements included in the Required Financial Information that is available to Parent on the first day of any consecutive 20 business day period would not be sufficiently current on any day during such consecutive 20 business day period for such financial statements to be customarily included in an offering circular or memorandum relating to a private placement under 144A promulgated under the Securities Act and the Company, prior to the end of such consecutive 20 business day period, delivers updated Required Financial Information that would be sufficiently current to be included in such materials then, subject to the satisfaction of the conditions set forth in clauses (A) and (B) above, the Marketing Period shall not end until the later of (x) the last day of such consecutive 20 business day period and (y) 10 business days after Parent has received such updated Required Financial Information.
     5.7. Publicity. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 5.2 or Article VII, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or other public announcement pertaining to the Merger, the Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties have agreed that the Company may issue the press release attached hereto as Exhibit A promptly following the execution and delivery of this Agreement.
     5.8. Consents and Approvals; State Takeover Laws.
          (a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) any notification required to be filed by it or its “ultimate parent” company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly (but in any event, with respect to the filing with the FTC and the Antitrust Division, no later than 10 business days after the date hereof) and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith. Without limiting the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period provided for in the HSR Act.
          (b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or any third parties required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement.
          (c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.
          (d) In furtherance and not in limitation of the covenants of the parties contained above in this Section 5.8, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Acquisition and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent) take any such actions to resolve any such objections or suits which actions would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.
     5.9. Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to and in accordance with Article VII, each party shall give prompt oral and written notice to each other party of (a) any written notice or other written communication, or other notice or communication of which the Company’s officers identified on Section 8.4 of the Company Disclosure Schedule have knowledge, in each case, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or the inaccuracy of a representation or warranty made by such party which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (d) the commencement of any Company Litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding, in any forum, which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company, any of its Subsidiaries, any of the Company Managed Facilities, or any of their respective properties or assets, in either case which, if pending or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.
     5.10. Continuation of Employee Benefits.
          (a) Until the first anniversary of the Effective Time the Surviving Corporation will, with respect to each employee of the Company and its Subsidiaries who continues to be employed by the Surviving Corporation and its Subsidiaries (a “Continuing Employee”) maintain the base salary and incentive bonus opportunity of each such Continuing Employee and will maintain pension, health and welfare benefits and severance policies that, in the aggregate, are no less favorable than such benefits and policies under the Company Plans as in effect prior to the Effective Time (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(a) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law or require the Surviving Corporation or its Subsidiaries to provide equity based compensation or issue equity of the Surviving Corporation or Parent after the Effective Time. To the extent not paid prior to the Effective Time, for fiscal year 2006, the Surviving Corporation shall pay to Continuing Employees their bonuses, if any, in accordance with the Company’s 2006 bonus plan on the date hereof (which plan is consistent with bonus plans of the Company for prior years), with such bonuses, if any, to be paid by the Surviving Corporation in accordance with the terms of such plan.
          (b) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan. Any Continuing Employee terminated prior to the first anniversary of the Effective Time shall receive cash severance payments and benefits no less favorable than those payments and benefits such employee would have received under the Company Plans, as in effect prior to the Effective Time.
          (c) This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 5.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained in this Section 5.10 shall create any third party beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation with respect to continued employment for any specified period of any nature or kind whatsoever. Nothing in this Section 5.10 is intended to amend any Company Plan or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Plans.
     5.11. Preparation of the Proxy Statement; Special Meeting.
          (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3; provided, that the parties acknowledge that the Company’s goal is to file the Proxy Statement and Schedule 13E-3 within 20 business days after the date of this Agreement and that if it does not file such documents within such period, its senior executives shall discuss the reasons for not meeting such goal with the senior executives of Parent. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as reasonably practicable after such filing, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. The Company will as promptly as reasonably practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall (i) include in any such documents or responses all comments reasonably proposed by Parent and (ii) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection), prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

          (b) The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall solicit proxies in favor of approval of this Agreement and the Merger; provided, that the parties acknowledge that the Company’s goal is to hold the Special Meeting within 45 days after mailing the Proxy Statement to the stockholders of the Company and that if it does not hold the Special Meeting within such period, its senior executives shall discuss the reasons for not meeting such goal with the senior executives of Parent. Subject to Section 5.2(d), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s stockholders and shall include such recommendation, together with a copy of the opinion referred to in Section 3.1(m), in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations to duly call, give notice of, convene and hold the Special Meeting pursuant to the first sentence of this Section 5.11(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (ii) an Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(g), the Company’s obligations under this Section 5.11(b) shall terminate.
     5.12. Consequences If Rights Are Triggered. If any Distribution Date (as defined in the Rights Agreement) or Shares Acquisition Date (as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.
     5.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation brought or threatened against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).
ARTICLE VI
CONDITIONS PRECEDENT
     6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:
          (a) This Agreement shall have been adopted at the Special Meeting (or an adjournment or postponement thereof) by the Required Vote.

          (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
          (c) No Order or Law shall be in effect that prevents or restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such legal prohibition or restraint removed.
     6.2. Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:
          (a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1(b)(i) (with respect to the first five sentences thereof only), 3.1(c)(i), 3.1(k) (with respect to clause (ii) thereof only), 3.1(o), 3.1(p), 3.1(w), and 3.1(x) of this Agreement (the “Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Representations) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Company Material Adverse Effect or similar qualification shall not be so qualified for purposes of this clause (ii)) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.
          (b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.
          (c) There shall not have occurred after the date of this Agreement a Company Material Adverse Effect.
     6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:
          (a) The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.
          (b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.
ARTICLE VII
TERMINATION AND ABANDONMENT
     7.1. Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:
          (a) by mutual written consent of the Company, Parent and Acquisition;
          (b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;
          (c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on August 31, 2007, which upon written notice prior to such time to the Company from Parent may be extended by Parent to the last day of the Marketing Period, if the Marketing Period has commenced and such last day of the Marketing Period would be a later date (as so extended, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;
          (d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Termination Date);
          (e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Termination Date or, in the case of a breach in connection with obtaining proceeds pursuant to the Financing or using such proceeds as contemplated hereunder, the final day of the Marketing Period);
          (f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s stockholders that they approve this Agreement and the Merger at the Special Meeting, or (iii) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;
          (g) by the Company, in accordance with and subject to the terms and conditions of Section 5.2(e);
          (h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof); or
          (i) by the Company, if all of the conditions set forth in Sections 6.1 and 6.2 (other than the delivery of officer’s certificates) have been satisfied and Parent has failed to consummate the Merger no later than 5 calendar days after the final day of the Marketing Period.
Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.
     7.2. Effect of Termination.
          (a) In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that (a) the last sentence of Section 5.1(a), Section 5.3, the indemnification and reimbursement provisions of Section 5.6(b), this Section 7.2 and Article VIII shall survive such termination (as well as the Guarantee referred to herein) and (b) no such termination shall relieve any party from liability for a material and willful breach of any provision hereof.
          (b) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, the Company acknowledges and agrees that its sole and exclusive remedy for any claim asserted by the Company against Parent, Acquisition, WCAS or any of their affiliates, including any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby, or the breach or claimed breach thereof, shall be limited to the remedy as agreed to in the Guarantee (except that Parent and Acquisition shall also be obligated with respect to the second sentence of each of Sections 5.3(a) and 5.3(f), the reimbursement and indemnification obligations under Section 5.6(b) and the provisions of the last sentence of each of Sections 5.1(a) and 5.6(b)).
ARTICLE VIII
MISCELLANEOUS
     8.1. Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).
     8.2. Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
     8.3. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a)	if to Parent or Acquisition, to it:

c/o Welsh, Carson, Anderson & Stowe X, L. P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
Attn: D. Scott Mackesy
Facsimile: (212) 893-9566

with a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza
New York, New York 10111
Attn: Othon A. Prounis, Esq.
Anthony J. Norris, Esq.
Facsimile: (212) 841-5725

(b)	if to the Company, to:

United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, Texas 75001
Attn: President and General Counsel
Facsimile: (972) 267-0084 and (972) 767-0604

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017 Attn: Gary I. Horowitz, Esq.
Ed Chung, Esq.
Facsimile: (212) 455-2502
     8.4. Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of the Company” means the actual knowledge of the persons set forth in Section 8.4 of the Company Disclosure Schedule, and the phrase “to the knowledge of” when made with respect to a Person other than the Company means the actual knowledge of the officers and directors of such Person and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     8.5. Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8.6. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules and exhibits hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement and the Guarantee, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.3(d), 5.3(f) and 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     8.7. Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.
     8.8. Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     8.9. Governing Law. This Agreement, and all claims arising hereunder or relating hereto or to the negotiation or performance hereof, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.
     8.10. Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement or the negotiation or performance hereof. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation or performance hereof in the Delaware Court of Chancery or, if such court does not have complete subject matter jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Section 8.10 shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
     8.11. Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment or transfer in violation of the foregoing shall be null and void.
     8.12. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY: UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
By:	/s/ William H. Wilcox
	Name:	William H. Wilcox
	Title:	President and CEO

PARENT: UNCN HOLDINGS, INC.
By:	/s/ D. Scott Markesy
	Name:	D. Scott Markesy
	Title:	Vice President

ACQUISITION: UNCN ACQUISITION CORP.
By:	/s/ D. Scott Markesy
	Name:	D. Scott Markesy
	Title:	Vice President

[Signature Page to Merger Agreement]